EXHIBIT 99.1

PRESS RELEASE ISSUED JUNE 1, 2005

☐NEWS☐

FOR RELEASE: Wednesday, June 1, 2005

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Vice President
Galaxy Energy	Bill Conboy, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Corporation Enters into Agreement for $10 Million Financing

DENVER, CO – June 1, 2005 – Galaxy Energy Corporation (OTCBB: GAXI) announced today that it has closed its previously announced senior secured convertible note in the aggregate principal amount of $10,000,000 with various institutional investors. Proceeds of the financing will be used for the development of Galaxy’s existing oil and gas properties. Galaxy has filed a Form 8-K with the Securities and Exchange Commission that discloses details of the agreement.

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane properties in the Powder River Basin of Wyoming and Montana, and other projects within the Rocky Mountain area.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-KSB (annual report), 10-QSB (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200, or Renmark Financial Communications at (514) 939-3989.

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